Exhibit 5.1

August 6, 2008

Hawk Corporation
200 Public Square, Suite 1500
Cleveland, Ohio 44114

Re:	Registration Statement on Form S-8 of Hawk Corporation

Ladies and Gentlemen:

Hawk Corporation, a Delaware corporation (the “Company”), is filing with the Securities and Exchange Commission its Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”).  The Registration Statement relates to the offering and sale by the Company of up to an additional 615,000 shares of the Company’s Class A common stock, par value $0.001 per share (the “Common Stock”), pursuant to Awards granted or to be granted under the Company’s amended and restated 2000 Long Term Incentive Plan (the “Plan”). We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.  Capitalized terms used in this opinion letter and not otherwise defined have the meanings attributed to them in the Plan.

In connection with this opinion letter, we have examined and relied upon the original or a copy, certified to our satisfaction, of: (i) the Second Amended and Restated Certificate of Incorporation, as amended, and the Amended and Restated By-laws of the Company; (ii) the Plan; (iii) resolutions of the Board of Directors of the Company authorizing the Plan; and (iv) such other documents and instruments as we have deemed necessary for providing this opinion letter.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or copies and the accuracy of the information provided to us by the Company’s transfer agent concerning the number of outstanding shares of Common Stock.  We have made such investigations of law as we deem appropriate as a basis for rendering the opinions expressed below, and as to various questions of fact material to the opinions, we have relied, to the extent we deem appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently verifying the accuracy of such documents, records and instruments.

Based upon the foregoing examination and subject to the qualifications and limitations stated herein, we are of the opinion that (i) the Company presently has at least 615,000 authorized and unissued shares of Common Stock from which the 615,000 shares of Common Stock proposed to be sold pursuant to Awards under the Plan may be issued, and (ii) assuming (a) the Company maintains an adequate number of authorized but unissued shares of Common Stock available for issuance to those persons who receive Awards in accordance with the Plan, (b) the Awards are duly granted by the Company’s Board of Directors and (c) the shares of Common Stock are duly delivered against payment therefore in accordance with the terms of the Plan, the shares of Common Stock issued pursuant to Awards will be validly issued, fully paid and non-assessable.

We express no opinion other than as to matters under the Delaware General Corporation Law.  We are qualified to practice law only in the State of Ohio and do not purport to be experts in the laws of any other state.  However, in order to provide this opinion, we have reviewed applicable provisions of the Delaware General Corporation Law.

We bring to your attention that Byron S. Krantz, a partner of this firm, is a stockholder, director and the Secretary of the Company and that Marc C. Krantz, a partner of this firm, is a stockholder and the Assistant Secretary of the Company.  Other partners and employees of this firm may from time to time own stock of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Kohrman Jackson & Krantz P.L.L.

/s/ Marc C. Krantz
By Marc C. Krantz, a partner